UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 24, 2015

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The description of the Note Purchase Agreement (as defined below) is incorporated herein by reference from Item 2.03 hereof.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on September 26, 2014, March 20, 2015, June 4, 2015, and September 18, 2015, CNS Response, Inc. (the "Company") entered into a Note Purchase Agreement, dated as of September 22, 2014, as amended from time to time (the "Note Purchase Agreement"), with certain investors (including affiliates), providing for the issuance and sale of notes in the aggregate principal amount of up to $3.0 million, in one or more closings not to occur later than September 30, 2015.

On September 24, 2015, the Company entered into a Note Purchase Agreement with an accredited investor in connection with a bridge financing. Pursuant to the Note Purchase Agreement, the Company issued a $350,000 secured convertible promissory note (a "Note," and together with all other notes purchased and sold pursuant to the Note Purchase Agreement, the "Notes"), which amount also represents the gross proceeds to the Company, to RSJ Private Equity investiční fond s proměnným základním kapitálem, a.s. (“RSJ”), of which, Dr. Michal Votruba, a member of the board of directors of the Company, is the Director for Life Sciences for the RSJ/Gradus Fund. With the sale of the Note to RSJ, the Company closed on its bridge financing round, raising the maximum $3 million authorized under the terms of the Note Purchase Agreement.

As with the purchase and sale of all of the Notes to their respective holders, the Company and RSJ entered into a registration rights agreement (the "Registration Rights Agreement") covering the registration of the resale of the shares of the Company's common stock, $0.001 par value per share ("Common Stock") underlying the Note.

All Notes: (i) mature on March 21, 2016 (subject to earlier conversion or prepayment), (ii) earn interest at a rate of 5% per annum with interest payable at maturity, and (iii) are convertible into shares of Common Stock (A) automatically upon the closing of a qualified offering of no less than $5 million, at a conversion price of $0.05 per share or (B) voluntarily, within 15 days prior to maturity, at a conversion price of $0.05 per share. No Note may be prepaid without the prior written consent of the holder of such Note. Notes are secured by a security interest in the Company's intellectual property, as detailed in the security agreement dated as of September 22, 2014 (the "Security Agreement"). Upon a change of control of the Company (as described in the Notes), the holder of a Note will have the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

The foregoing descriptions of the Note Purchase Agreement, the Notes, the Security Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the respective document, the forms of which were filed as Exhibits 10.89, 4.4, 10.90 and 10.91, respectively, to our annual report on Form 10-K filed with the SEC on December 29, 2014.

Item 3.02 Unregistered Sales of Equity Securities.

The Note was issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, as it was issued to an accredited investor, without a view to distribution, and was not issued through any general solicitation or advertisement.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
September 30, 2015		Paul Buck
Chief Financial Officer